SEC 1745 (6-01)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No.  2)*

1-800-FLOWERS.COM, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

68243Q 10 6

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Capital Partners II, L.P. (“BM II”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
552,932 shares, except that Benchmark Capital Management Co. II, L.L.C. (“BCM II”), the general partner of BM II, may be deemed to have sole power to vote these shares, and Alexandre Balkanski (“Balkanski”), David M. Beirne (“Beirne”), Bruce W. Dunlevie (“Dunlevie”), J. William Gurley (“Gurley”), Kevin R. Harvey (“Harvey”), Robert C. Kagle (“Kagle”), Andrew S. Rachleff (“Rachleff”) and Steven M. Spurlock (“Spurlock”), the members of BCM II, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
552,932 shares, except that BCM II, the general partner of BM II, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM II, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 552,932

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 2.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Founders’ Fund II, L.P. (“FF II”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
65,463 shares, except that BCM II, the general partner of FF II, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM II, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
65,463 shares, except that BCM II, the general partner of FF II, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM II, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 65,463

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Founders’ Fund II-A, L.P. (“FF II-A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
34,726 shares, except that BCM II, the general partner of FF II-A, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM II, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
34,726 shares, except that BCM II, the general partner of FF II-A, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM II, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 34,726

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Members’ Fund II, L.P. (“MF II”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
9,291 shares, except that BCM II, the general partner of MF II, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM II, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
9,291 shares, except that BCM II, the general partner of MF II, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM II, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,291

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Capital Management Co. II, L.L.C. Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
662,412 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II.  BCM II, the general partner of BM II, FF II, FF II-A and MF II, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM II, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
662,412 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II.  BCM II, the general partner of BM II, FF II, FF II-A and MF II, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM II, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 662,412

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 2.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Capital Partners III, L.P. (“BM III”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,264,153 shares, except that Benchmark Capital Management Co. III, L.L.C. (“BCM III”), the general partner of BM III, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,264,153 shares, except that BCM III, the general partner of BM III, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,264,153

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 4.7%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Founders’ Fund III, L.P. (“FF III”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
367,623 shares, except that BCM III, the general partner of FF III, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
367,623 shares, except that BCM III, the general partner of FF III, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 367,623

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.4%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Founders’ Fund III-A, L.P. (“FF III-A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
99,859 shares, except that BCM III, the general partner of FF III-A, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
99,859 shares, except that BCM III, the general partner of FF III-A, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 99,859

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.4%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Members’ Fund III, L.P. (“MF III”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
38,178 shares, except that BCM III, the general partner of MF III, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
38,178 shares, except that BCM III, the general partner of MF III, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 38,178

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Investors III, L.P. (“BI III”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
2,716,854 shares, except that BCM III, the general partner of BI III, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
2,716,854 shares, except that BCM III, the general partner of BI III, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,716,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 10.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Capital Management Co. III, L.L.C. Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
4,486,667 shares, of which 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM III, the general partner of BM III, FF III, FF III-A, MF III and BI III, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
4,486,667 shares, of which 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM III, the general partner of BM III, FF III, FF III-A, MF III and BI III, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,486,667

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 16.8%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Alexandre Balkanski

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization French Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 4,120 shares.

6.

Shared Voting Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Balkanski, a member of BCM II, may be deemed to have shared power to vote these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Balkanski, a member of BCM III, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 4,120 shares.

8.

Shared Dispositive Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Balkanski, a member of BCM II, may be deemed to have shared power to dispose of these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Balkanski, a member of BCM III, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,153,199

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 19.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) David M. Beirne

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 20,124 shares.

6.

Shared Voting Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Beirne, a member of BCM II, may be deemed to have shared power to vote these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Beirne, a member of BCM III, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 20,124 shares.

8.

Shared Dispositive Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Beirne, a member of BCM II, may be deemed to have shared power to dispose of these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Beirne, a member of BCM III, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,169,203

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 19.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Bruce W. Dunlevie

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 20,395 shares.

6.

Shared Voting Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Dunlevie, a member of BCM II, may be deemed to have shared power to vote these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Dunlevie, a member of BCM III, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 20,395 shares.

8.

Shared Dispositive Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Dunlevie, a member of BCM II, may be deemed to have shared power to dispose of these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Dunlevie, a member of BCM III, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,169,474

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 19.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) J. William Gurley

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 77,066 shares.

6.

Shared Voting Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Gurley, a member of BCM II, may be deemed to have shared power to vote these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Gurley, a member of BCM III, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 77,066 shares.

8.

Shared Dispositive Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Gurley, a member of BCM II, may be deemed to have shared power to dispose of these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Gurley, a member of BCM III, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,226,145

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 19.6%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kevin R. Harvey

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 20,124 shares.

6.

Shared Voting Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Harvey, a member of BCM II, may be deemed to have shared power to vote these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Harvey, a member of BCM III, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 20,124 shares.

8.

Shared Dispositive Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Harvey, a member of BCM II, may be deemed to have shared power to dispose of these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Harvey, a member of BCM III, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,169,203

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 19.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Robert C. Kagle

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 20,395 shares.

6.

Shared Voting Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Kagle, a member of BCM II, may be deemed to have shared power to vote these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Kagle, a member of BCM III, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 20,395 shares.

8.

Shared Dispositive Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Kagle, a member of BCM II, may be deemed to have shared power to dispose of these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Kagle, a member of BCM III, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,169,474

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 19.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Andrew S. Rachleff

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 79,682 shares.

6.

Shared Voting Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Rachleff, a member of BCM II, may be deemed to have shared power to vote these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Rachleff, a member of BCM III, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 79,682 shares.

8.

Shared Dispositive Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Rachleff, a member of BCM II, may be deemed to have shared power to dispose of these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Rachleff, a member of BCM III, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,228,761

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 19.6%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 68243Q 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Steven M. Spurlock

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 154 shares.

6.

Shared Voting Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Spurlock, a member of BCM II, may be deemed to have shared power to vote these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Spurlock, a member of BCM III, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 154 shares.

8.

Shared Dispositive Power
5,149,079 shares, of which 552,932 are directly owned by BM II; 65,463 are directly owned by FF II; 34,726 are directly owned by FF II-A; and 9,291 are directly owned by MF II; 1,264,153 are directly owned by BM III; 367,623 are directly owned by FF III; 99,859 are directly owned by FF III-A; 38,178 are directly owned by MF III; and 2,716,854 are directly owned by BI III.  BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Spurlock, a member of BCM II, may be deemed to have shared power to dispose of these shares.  BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Spurlock, a member of BCM III, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,149,233

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 19.3%

12.	Type of Reporting Person (See Instructions) IN

This statement amends the Statement on 13G filed by Benchmark Capital Partners II, L.P., Benchmark Founders’ Fund II, L.P., Benchmark Founders’ Fund II-A, L.P., Benchmark Members’ Fund II, L.P., Benchmark Capital Management Co. II, L.L.C., Benchmark Capital Partners III, L.P., Benchmark Founders’ Fund III, L.P., Benchmark Founders’ Fund III-A, L.P., Benchmark Members’ Fund III, L.P., Benchmark Investors III, L.P., Benchmark Capital Management Co. III, L.L.C., Alexandre Balkanski, David M. Beirne, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Andrew S. Rachleff and Steven M. Spurlock. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
	(b)	Percent of class: See Row 11 of cover page for each Reporting Person.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
		(ii)	Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
		(iii)	Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
		(iv)	Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2002

BENCHMARK CAPITAL PARTNERS II, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND II, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND II-A, L.P., a Delaware Limited Partnership

BENCHMARK MEMBERS’ FUND II, L.P., a Delaware Limited Partnership

BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C., a Delaware Limited Liability Company

By:	/s/ Steven M. Spurlock
Steven M. Spurlock
Managing Member

BENCHMARK CAPITAL PARTNERS III, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND III, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND III-A, L.P., a Delaware Limited Partnership

BENCHMARK MEMBERS’ FUND III, L.P., a Delaware Limited Partnership

BENCHMARK INVESTORS III, L.P., a Delaware Limited Partnership

BENCHMARK CAPITAL MANAGEMENT CO. III, L.L.C., a Delaware Limited Liability Company

By:	/s/ Steven M. Spurlock
Steven M. Spurlock
Managing Member

ALEXANDRE BALKANSKI

DAVID M. BEIRNE

BRUCE W. DUNLEVIE

J. WILLIAM GURLEY

KEVIN R. HARVEY

ROBERT C. KAGLE

ANDREW S. RACHLEFF

STEVEN M. SPURLOCK

By:	/s/ Steven M. Spurlock
Steven M. Spurlock
Attorney-in-Fact*

*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C. 1001)

http://www.sec.gov/divisions/corpfin/forms/13g.htm
Last update: 06/04/2001

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page
Exhibit A: Agreement of Joint Filing	25

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of 1-800-Flowers.com, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.